UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2008

LEGENDS BUSINESS GROUP, INC.

(Name of small business issuer in its charter)

Nevada	333-140666	20-4465282
(State or Jurisdiction of	Commission File Number	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

1375 Semoran Boulevard
Casselberry, Florida 32707

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407-263-4029)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(b)(2)	Amendment to articles of incorporation
Preferred Class of Stock authorized and Issued

On May 29, 2008, Legends Business Group, Inc. filed a Certificate of Amendment with the State of Nevada, which reflected that the Corporation shall be authorized to issue 100,000 (one hundred thousand) shares of $0.0001 par value Preferred Stock. Also on May 29, 2008, Legends Business Group, Inc. filed a Certificate of Designation with the State of Nevada. The Certificate evidenced that Legends has authorized the establishment of Class A Preferred Stock in the amount of 100,000 (one hundred thousand) shares. The Class A Preferred shares shall be convertible to Common Stock at a ratio of 1/1,000 (one thousand) shares of Common Stock.

Contemporaneously with the authorization of the 100,000 (one hundred thousand) shares of Preferred Stock, 45,000,000 (forty five million) shares of common stock that were held by Larry Powalisz, President and CEO, were returned to the treasury of Legends Business Group, Inc.

In exchange for the return of the 45,000,000 (forty five million) shares of Common Stock, the Corporation issued 45,000 (forty five thousand) shares of Preferred Stock. This transaction reduced the common stock shares outstanding from 77,615,000 (seventy seven million and six hundred and fifteen thousand) shares to 32,615,000 (thirty two million and six hundred and fifteen thousand) shares.

Press Releases

On May 29, 2008, Legends Business Group, Inc. issued a press release announcing the Amendment to the Articles of Incorporation, the Filing of the Certificate of Designation, the return of outstanding common stock to treasury and the issuance of preferred stock. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits 99.1 Legends Business Group, Inc. press release dated May 29, 2008.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2008	LEGENDS BUSINESS GROUP, INC.

By: /s/ LARRY POWALISZ
Larry Powalisz,
Chief Executive Officer